                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only (as permitted by
     Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                               LENNAR CORPORATION
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charters)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                           [LENNAR CORPORATION LOGO]

     Seven Hundred N.W. 107th Avenue, Miami, Florida 33172 -- (305)559-4000

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                 APRIL 6, 1999

TO THE STOCKHOLDERS OF LENNAR CORPORATION:

     This is to notify you that the Annual Meeting of the stockholders of Lennar Corporation will be held at the Doral Park Golf and Country Club, 5001 N.W. 104th Avenue, Miami, Florida, on Tuesday, April 6, 1999, at 10:00 o'clock a.m. Eastern Daylight Saving Time, for the following purposes:

          1. To elect three directors. The other directors have been elected for terms which expire in subsequent years.

          2. To vote upon an amendment to our Certificate of Incorporation which will authorize us to issue up to 100,000,000 shares of Participating Preferred Stock.

          3. To transact any other business which may properly come before the meeting.

     Only stockholders of record at the close of business on February 23, 1999 will be entitled to notice of or to vote at the meeting or any adjournment of the meeting. Our transfer books will not be closed.

     If you do not intend to be present at the meeting, please sign and return the enclosed Proxy. If you attend and vote in person, the Proxy will not be used with regard to the matters on which you voted.

                                          By Order of the Board of Directors

                                          DAVID B. McCAIN
                                          Secretary

Dated:  March 8, 1999

                                PROXY STATEMENT

                      SOLICITATION AND REVOCATION OF PROXY

     Our management is soliciting the accompanying Proxy. The proxyholders named in the Proxy will vote all shares represented by proxies in the manner designated, or if no designation is made, they will vote the proxies for the proposals presented in this Proxy Statement. They will not vote shares with regard to matters as to which proxies instruct the proxyholders to abstain (or which are marked by brokers to show that specified numbers of shares are not to be voted). WE ARE MAILING THIS PROXY STATEMENT AND THE ACCOMPANYING FORM OF PROXY ON OR ABOUT MARCH 8, 1999 TO ALL STOCKHOLDERS OF RECORD ON FEBRUARY 23, 1999. If you give a proxy, you may revoke it at any time before it is voted by a written instrument of revocation which we receive at our office at 700 N.W. 107th Avenue, Miami, Florida 33172, or in open meeting, without, however, affecting any vote which has already been taken. Your presence at the meeting will not revoke a proxy, but if you attend the meeting and cast a ballot, that will revoke a proxy as to the matter on which the ballot is cast.

COST AND METHOD OF SOLICITATION

     We will bear the cost of soliciting proxies. We are soliciting proxies by mail and, in addition, our directors, officers and employees may solicit proxies personally or by telephone. We will reimburse custodians, brokerage houses, nominees and other fiduciaries for the cost of sending proxy material to their principals.

VOTING RIGHTS AND PROXIES

     Only stockholders of record at the close of business on February 23, 1999 will be entitled to vote at the meeting. Our only outstanding voting securities
on that date were           shares of Common Stock and           shares of Class
B Common Stock. Each outstanding share of Common Stock is entitled to one vote. Each outstanding share of Class B Common Stock is entitled to ten votes.

     You may vote your stock in person or by your signed, written proxy. We will deem any message sent to us prior to the time for voting which appears to have been transmitted by a stockholder, or any reproduction of a proxy, to be sufficient. The death or incapacity of a person who gives a proxy will not revoke the proxy, unless the fiduciary who has control of the shares represented by the proxy notifies us in writing of the death or incapacity.

PRINCIPAL STOCKHOLDERS

     On February 23, 1999, the following persons are the only persons who, insofar as we are aware, owned beneficially more than 5% of any class of our voting securities:

                                                                 AMOUNT AND
                                                            NATURE OF BENEFICIAL   PERCENT OF
NAME AND ADDRESS OF BENEFICIAL OWNER     TITLE OF CLASS          OWNERSHIP           CLASS
------------------------------------     --------------     --------------------   ----------
Leonard Miller......................  Class B Common Stock              (l)              %
  23 Star Island
  Miami Beach, FL 33139
Warburg, Pincus Investors, L.P......  Common Stock                                       %
  466 Lexington Avenue
  New York, New York 10017
FMR Corp............................  Common Stock                                       %
  82 Devonshire Street
  Boston, MA 02109-3614

---------------
(1) Leonard Miller's shares are owned by two limited partnerships. A corporation wholly-owned by Mr. Miller is the sole general partner of those partnerships. The limited partners consist of Mr. Miller, his wife and a trust of which Mr. Miller is the primary beneficiary.

     On February 23, 1999, The Depository Trust Company owned of record
          shares of Common Stock, which was      % of the outstanding Common
Stock. We understand those shares were held beneficially for members of the New York Stock Exchange, some of whom may in turn have been holding shares beneficially for customers.

     Our voting securities which our directors and executive officers owned on February 23, 1999 were as follows:

                                                               AMOUNT AND
                                                          NATURE OF BENEFICIAL     PERCENT
NAME OF BENEFICIAL OWNER             TITLE OF CLASS           OWNERSHIP(1)         OF CLASS
------------------------             --------------       --------------------    ----------
Leonard Miller..................  Class B Common Stock
                                  Common Stock
Irving Bolotin..................  Common Stock
Bruce Gross.....................  Common Stock
Jonathan M. Jaffe...............  Common Stock
R. Kirk Landon..................  Common Stock
Sidney Lapidus..................  Common Stock
Reuben S. Leibowitz.............  Common Stock
Stuart A. Miller................  Common Stock
Allan J. Pekor..................  Common Stock
Arnold P. Rosen.................  Common Stock
Steven J. Saiontz...............  Common Stock
Directors and Officers as a
  Group
  (15 persons)..................  Class B Common Stock
                                  Common Stock

---------------
(1) Includes currently exercisable stock options and stock options which become exercisable within sixty days after February 23, 1999. Those options include
    options held by Bruce Gross relating to           shares, Jonathan M. Jaffe
    relating to           shares, Stuart A. Miller relating to           shares,
    Allan J. Pekor relating to           shares and all directors and executive
    officers relating to           shares. Also includes shares held by our
    Employee Stock Ownership/401(k) Plan for the accounts of the named persons. Additional information about those shares is contained in Note (2) to the Summary Compensation Table.

(2) Leonard Miller's shares are owned by two limited partnerships. A corporation wholly-owned by Mr. Miller is the sole general partner of those partnerships. The limited partners consist of Mr. Miller, his wife and a trust of which Mr. Miller is the primary beneficiary.

(3) Stuart A. Miller is the trustee, and Stuart A. Miller and Mr. Saiontz's wife are beneficiaries, of a trust which holds limited partnership interests in a
    partnership which owns           shares of Class B Common Stock. Because
    Leonard Miller is the principal beneficiary of the trust and owns the corporation which is the sole general partner of the partnership, Leonard
    Miller is shown as the beneficial owner of the           shares and neither
    Stuart A. Miller nor Mr. Saiontz is shown as a beneficial owner of those shares.

(4) Does not include           shares held by Warburg, Pincus Investors, L.P.,
    in which E.M. Warburg, Pincus & Co., LLC is the general partner. Sidney Lapidus and Reuben S. Leibowitz are partners of E.M. Warburg, Pincus & Co., LLC.

(5) Does not include           shares held by Mr. Saiontz's wife.

     Because each outstanding share of Class B Common Stock is entitled to ten
votes, Leonard Miller is entitled to   votes, which is      % of the combined
votes which may be cast by all the holders of Common Stock and Class B Common Stock, and all directors and officers as a group are entitled to
votes, which is      % of the combined votes which may be cast by all the
holders of Common Stock and Class B Common Stock.

                             ELECTION OF DIRECTORS

     Our directors are divided into three classes. The directors serve for terms of three years, and the term of one class of directors expires each year. Our Certificate of Incorporation and By-Laws provide that each class will have the highest whole number of directors obtained by dividing the number of directors constituting the whole Board by three, with any additional directors allocated, one to a class, to the classes designated by the Board of Directors. The persons named in the accompanying Proxy will vote for the following three people as our directors to serve until the 2002 Annual Meeting of Stockholders:

NAME OF DIRECTOR                            AGE     DIRECTOR SINCE    TERM EXPIRES
----------------                            ---     --------------    ------------
NOMINATED TO SERVE UNTIL THE 2002 ANNUAL MEETING OF STOCKHOLDERS

Reuben S. Leibowitz......................   51         1997              1999
Stuart A. Miller(1)......................   41         1990              1999
Steven J. Saiontz........................   40         1990              1999

INFORMATION ABOUT DIRECTORS WHOSE TERMS ARE NOT EXPIRING

Jonathan M. Jaffe........................   39         1997              2000
Sidney Lapidus...........................   61         1997              2000
Arnold P. Rosen..........................   78         1969              2000
Irving Bolotin(1)........................   66         1974              2001
R. Kirk Landon...........................   69         1999              2001
Leonard Miller(1)........................   66         1969              2001

---------------
(1) Executive Committee member.

     Reuben S. Leibowitz has been a Managing Director of E. M. Warburg, Pincus & Co., LLC since 1984. Prior to 1984, Mr. Leibowitz was a partner at Spicer and Oppenheim, Certified Public Accountants. Mr. Leibowitz currently serves on the boards of directors of Chelsea GCA Realty, Inc. and Grubb & Ellis Company.

     Stuart A. Miller has been our President and Chief Executive Officer since April 1997. For more than five years prior to that, he was one of our Vice Presidents. He is the Chairman of the Board of LNR Property Corporation, our former wholly-owned subsidiary which we spun-off in October 1997. He is a Director of Union Bank of Florida. Mr. Miller is the son of Leonard Miller and brother-in-law of Steven J. Saiontz.

     Steven J. Saiontz has been the Chief Executive Officer of LNR Property Corporation since June 1997. For more than five years before that, he was the President of Lennar Financial Services, Inc., a wholly-owned subsidiary of ours. He is a Director of Union Bank of Florida. Mr. Saiontz is the son-in-law of Leonard Miller and brother-in-law of Stuart A. Miller.

     Jonathan M. Jaffe has been one of our Vice Presidents since 1994. For more than five years before that, he held executive positions with various of our subsidiaries.

     Sidney Lapidus has been a Managing Director of E.M. Warburg, Pincus & Co., LLC since 1974 and has been with Warburg Pincus since 1967. Mr. Lapidus currently serves on the boards of directors of Caribiner International, Inc., Grubb & Ellis Company, Journal Register Co., Inc., Knoll, Inc. and Information Holdings Inc., as well as a number of private companies.

     Arnold P. Rosen was one of our founders and a founder of our predecessor, F&R Builders, Inc. (which now is Lennar Homes, Inc.). Now retired, Mr. Rosen served as an Executive Vice President from our founding in 1969 until his retirement on December 31, 1977.

     Irving Bolotin was a Senior Vice President of our Company until December 31,1998. He had held that position for more than five years before he retired on December 31, 1998.

     R. Kirk Landon is the Chairman of the Board of American Bankers Insurance Group and since June 1993 has been the Chairman and a major stockholder of Innovative Surveillance Technology. He is Vice Chairman of the Board of Trustees of Barry University and a Director of Great Smokey Mountains Railway. From September 1991 to December 1998, he was Chairman of the Federal Reserve Bank, Atlanta/Miami Branch.

     Leonard Miller is our Chairman of the Board. He was one of our founders, and from our founding in 1969 until April 1997, Mr. Miller was our President and Chief Executive Officer. He is the Chairman of the Board of Trustees of the University of Miami, Chairman of South Florida Annenberg Challenge and a Director of Union Bank of Florida. Mr. Miller is the father of Stuart Miller and the father-in-law of Steven Saiontz.

     An affiliate of E.M. Warburg Pincus & Co., LLC was a significant stockholder of Pacific Greystone Corporation, a California-based homebuilder which we acquired in a merger on October 31, 1997. In connection with the merger, we agreed that for as long as Warburg Pincus and its affiliates own at least 10% of our common stock of both classes, we will recommend that our stockholders vote for two persons nominated by the Warburg Pincus affiliate for our Board of Directors and Leonard Miller agreed to vote all shares that he or his family partnerships own in favor of those persons. We also agreed that for as long as Warburg Pincus and its affiliates own at least 5% of our common stock of both classes, (i) we will recommend that our stockholders vote for one person nominated by the Warburg Pincus affiliate for our Board of Directors and (ii) any issuance of more than 20% of our outstanding stock in a three year period, or acquisition in a transaction or series of related transactions of assets or properties with a fair market value of more than $100 million (other than acquisitions in the ordinary course of business consistent with past practice in states in which we operated at the time of the merger), will require the Warburg Pincus affiliate's prior approval. The Warburg Pincus affiliate is currently entitled to designate two directors to the Board of Directors. Messrs. Lapidus and Leibowitz are those designees.

                COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth the annual compensation, long-term compensation and all other compensation for our Chief Executive Officer and for the four additional executive officers who together were our five highest paid executive officers for the year ended November 30, 1998:

                           SUMMARY COMPENSATION TABLE

                                                                                    LONG-TERM COMPENSATION
                                                                               ---------------------------------
                                                ANNUAL COMPENSATION                    AWARDS            PAYOUTS
                                        ------------------------------------   -----------------------   -------
                                                                OTHER ANNUAL    RESTRICTED                LTIP      ALL OTHER
                                                                COMPENSATION   STOCK AWARDS   OPTIONS/   PAYOUTS   COMPENSATION
NAME AND PRINCIPAL POSITION     YEAR    SALARY($)   BONUS($)       (1)($)         (2)($)        SARS     (3)($)       (4)($)
---------------------------     ----    ---------   ---------   ------------   ------------   --------   -------   ------------
Leonard Miller................  1998     750,000                                                                       9,200
 Chairman of the Board          1997     473,100      879,800                     1,600                                6,600
                                1996     467,300      721,200                     1,500                               11,700
Stuart A. Miller..............  1998     600,000    1,800,900                                                          7,900
 President and Chief            1997     230,800      703,800                     1,600                                5,300
 Executive Officer              1996     207,700      577,000                     1,500                                3,500
Jonathan M. Jaffe.............  1998     400,000    1,500,000                                            53,700        8,100
 Vice President                 1997     215,400      450,000     120,300         1,600                  53,700        5,400
                                1996     202,000      112,300      68,400         1,500                  44,200        2,900

                                                                                    LONG-TERM COMPENSATION
                                                                               ---------------------------------
                                                ANNUAL COMPENSATION                    AWARDS            PAYOUTS
                                        ------------------------------------   -----------------------   -------
                                                                OTHER ANNUAL    RESTRICTED                LTIP      ALL OTHER
                                                                COMPENSATION   STOCK AWARDS   OPTIONS/   PAYOUTS   COMPENSATION
NAME AND PRINCIPAL POSITION     YEAR    SALARY($)   BONUS($)       (1)($)         (2)($)        SARS     (3)($)       (4)($)
---------------------------     ----    ---------   ---------   ------------   ------------   --------   -------   ------------
Allan J. Pekor................  1998     300,000      539,500                                                          8,700
 Vice President                 1997     288,100                                  1,600                                5,000
                                1996     273,500                                  1,500                                6,100
Bruce Gross...................  1998     300,000      225,000                                                          7,100
 Vice President and Chief       1997(5)
 Financial Officer              1996(5)

---------------
(1) Consists of relocation related expenses.

(2) At November 30, 1998, a total of 247,404 restricted shares of Common Stock, with an aggregate market value of $5,504,739 on that day, were held in employees' accounts under our Employee Stock Ownership/401(k) Plan. All shares in the accounts of employees with more than five years service are vested (221,537 shares at November 30, 1998). Shares in the accounts of other employees become vested when and if the employees attain five years of service. Holders of both vested and non-vested shares are entitled to the dividends on the shares. The restricted shares outstanding on November 30, 1998 included 9,437 shares in Leonard Miller's account (with a market value on that day of $209,984), 8,064 shares in Stuart A. Miller's account (with a market value on that day of $179,426), 1,159 shares in Jonathan M. Jaffe's account (with a market value on that day of $25,793), and 6,196 shares in Allan J. Pekor's account (with a market value on that day of $137,850). All shares held in these officers' accounts were vested.

(3) Consists of deferred payments of bonuses previously earned.

(4) Consists of matching payments by us under the 401(k) aspect of our Employee Stock Ownership/401(k) Plan, term life insurance premiums and long-term disability insurance premiums paid by us, as follows:

                                                                                 LONG-TERM
                                                  401(K)        TERM LIFE       DISABILITY
                                                 MATCH ($)    INSURANCE ($)    INSURANCE ($)
                                                 ---------    -------------    -------------
Leonard Miller.........................  1998      5,000          2,700            1,500
                                         1997      2,400          2,400            1,800
                                         1996      2,400          7,000            2,300
Stuart A. Miller.......................  1998      4,600          2,700              600
                                         1997      2,400          2,400              500
                                         1996      2,400            700              400
Jonathan M. Jaffe......................  1998      5,000          2,600              500
                                         1997      2,400          2,200              800
                                         1996      2,400            300              200
Allan J. Pekor.........................  1998      5,000          1,900            1,800
                                         1997      2,400          1,300            1,300
                                         1996      2,400          3,000              700
Bruce Gross............................  1998      5,000          1,700              400
                                         1997(5)
                                         1996(5)

(5) Does not include compensation from Pacific Greystone Corporation before we acquired it through a merger on October 31, 1997.

     Directors who are not our employees are paid annual fees of $10,000 plus $2,500 for each board meeting attended in person and $500 for each board meeting in which they participate by conference communications equipment. Directors who are also our employees receive no additional remuneration for services as directors.

     No options or stock appreciation rights were granted to our Chief Executive Officer or to any of our four additional highest paid executive officers for the fiscal year ended November 30, 1998.

     The following table sets forth information about option/SAR exercises in the fiscal year ended November 30, 1998 and option/SAR values as of the end of that year for our Chief Executive Officer and our four additional highest paid executive officers:

            AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                       FISCAL YEAR-END OPTION/SAR VALUES

                                                                                             VALUE OF
                                                                        NUMBER OF          UNEXERCISED
                                                                       UNEXERCISED         IN-THE-MONEY
                                                                       OPTIONS/SARS        OPTIONS/SARS
                                                                        AT FISCAL           AT FISCAL
                                                                         YEAR-END        YEAR-END ($)(1)
                                        SHARES                       ----------------    ----------------
                                      ACQUIRED ON       VALUE        EXERCISABLE(E)/     EXERCISABLE(E)/
NAME                                   EXERCISE      REALIZED ($)    UNEXERCISABLE(U)    UNEXERCISABLE(U)
----                                  -----------    ------------    ----------------    ----------------
Leonard Miller......................
  Chairman of the Board
Stuart A. Miller....................                                      123,900(E)         1,946,452(E)
  President and Chief Executive                                           358,100(U)         4,383,739(U)
  Officer
Jonathan M. Jaffe...................                                       25,250(E)           206,073(E)
  Vice President                                                          221,250(U)         1,724,018(U)
Allan J. Pekor......................    24,815         459,012             13,276(E)           145,073(E)
  Vice President                                                          122,203(U)         1,320,640(U)
Bruce Gross.........................                                       25,484(E)           242,292(E)
  Vice President and Chief Financial                                       45,000(U)           184,050(U)
  Officer

---------------
(1) Based upon the difference between the exercise price of the options/SARs and the last reported sale price of the Common Stock on November 30, 1998.

                  INFORMATION REGARDING THE BOARD OF DIRECTORS

     Our Board has established an Audit and Nominating Committee, a Compensation Committee, a Stock Option Committee and an Independent Directors Committee.

     The Audit and Nominating Committee consists of Messrs. Leibowitz and Rosen. It met three times during fiscal 1998. Its principal functions are: recommending to the full Board the engagement of independent auditors for the ensuing year, reviewing the scope of non-audit services performed for us by the independent auditors, reviewing the independent auditors' recommendations for improvements of internal controls and reviewing the scope of work, findings and conclusions of our internal audit department. In addition, it reviews possible candidates for election to our Board of Directors.

     The Compensation Committee consists of Messrs. Leibowitz and Rosen. It met once during fiscal 1998. Its principal functions are: recommending to the full Board compensation arrangements for senior management and recommending to the full Board the adoption and implementation of compensation and incentive plans.

     Since April 1998, the Stock Option Committee has consisted of Messrs. Leonard Miller and Stuart Miller. It met ten times during fiscal 1998. Its principal functions are: granting options under our stock option plans, setting the terms of these options and administering the stock option plans. In some instances, Stock Option Committee awards of stock options are subject to Board of Directors approval.

     Our by-laws require that any significant transactions we have with LNR Property Corporation or its subsidiaries, including significant decisions regarding Lennar Land Partners (of which we and LNR each own 50%), be approved by an Independent Directors Committee, which consists entirely of members of our Board who are not directors, officers or employees of LNR. The members of our Independent Directors Committee are Messrs. Lapidus, Leibowitz and Landon (who was elected to the committee in January 1999). The committee met twice during fiscal 1998.

     Our Board normally holds meetings quarterly, but holds additional special meetings when required. During fiscal 1998, the Board met eight times. Each director attended at least three-fourths of the total number of meetings of the Board which were held while he was a director and at least three-fourths of the total number of meetings of all committees of the Board on which he served.

                        REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors presents this report to describe the compensation policies it applied with regard to our executive officers for fiscal 1998, and the basis for the compensation of Stuart A. Miller, who served as our President and Chief Executive Officer during fiscal 1998.

     Each year, the Compensation Committee reviews the compensation of each of our employees and each employee of our subsidiaries whose compensation for the previous year exceeded a specified level. This review includes salary for the prior two years, the anticipated bonus, if any, for the preceding year (the actual bonus usually has not yet been computed) and the management recommendations as to salary and bonus formulae for the following year (except that there is no management recommendation as to the Chief Executive Officer or the Chairman of the Board).

     The bonus formulae which our management recommends vary depending on particular employees' positions and other factors. Bonuses for regional and division presidents and people in similar capacities often are a percentage of the profits of the divisions or other business units of which they have charge. We base bonuses of other employees upon various approaches to evaluating their performance.

     The Compensation Committee almost always accepts our management's recommendation as to all but our highest paid officers. This is because our management is far more familiar than anyone on the Compensation Committee with the individual employees, with prevailing levels of compensation in areas in which particular employees work and with other factors affecting compensation decisions. It is also because our management has primary responsibility for hiring and motivating employees, and for profitability of operations. However, the Compensation Committee believes that its review of the compensation of everyone who has received more than a specified amount per year has helped ensure that management's compensation decisions have been made responsibly, and have promoted our policy of attempting to compensate employees in the mid-range of what is customary for comparable work in applicable geographic areas.

     The Compensation Committee reviews in greater depth the recommendations of the Chief Executive Officer regarding compensation of our most highly paid executive officers. The review has included both proposed salaries and bonus formulae.

     At its October 1997 meeting, the Compensation Committee reviewed the compensation of Stuart A. Miller, our Chief Executive Officer. The Compensation Committee discussed the contributions Mr. Miller had made as our primary operating officer, and his expected future contribution, including that in connection with our merger with Pacific Greystone Corporation. Pacific Greystone had insisted that Mr. Miller commit to devote at least 75% of his working time to us (the balance to be devoted to LNR Property Corporation, the shares of which were at the time of the merger being distributed to our stockholders). The committee also discussed the key role Mr. Miller had played in separating us into two New York Stock Exchange listed companies and in arranging our merger with Pacific Greystone, and the effect those transactions had on the price of our stock and were expected to have on our future activities. The Compensation Committee also reviewed an analysis, abstracted from proxy statements, of the 1996 compensation of senior executive officers of the four homebuilding companies which are viewed as most comparable to us. The committee resolved to increase Mr. Miller's compensation with regard to fiscal 1998 to a base salary of $600,000, plus a bonus equal to 0.75% of our consolidated net income before income taxes during that year. At the same meeting, the committee approved compensation by LNR Property Corporation (which at the time was a subsidiary) to Mr. Miller during fiscal 1998 for serving as its Chairman of the Board of $200,000 plus 0.25% of its consolidated net income before income taxes.

     At its October 1997 meeting, the Compensation Committee also reviewed in detail the compensation recommendations of the seven most highly paid executive officers. The committee approved the compensation of Leonard Miller, Jonathan Jaffe, Allan Pekor, Marshall Ames, Wayne Von Dreele, Mark Shevory and Jay Wissink. That compensation included fixed salaries and bonuses based upon the return generated on the assets employed in the activities supervised by each of those persons.

     The Compensation Committee, at its October 1997 meeting, also recommended grants of stock options to our officers and key employees. This included a recommended grant to Stuart A. Miller, our Chief Executive Officer, of options to purchase 100,000 shares at an exercise price equal to the mean of the high and low prices of our stock on November 3, 1997, which become exercisable in nine annual installments.

                                          ARNOLD P. ROSEN, Chairman
                                          CHARLES I. BABCOCK, JR. (until April
                                          8, 1998)
                                          REUBEN S. LEIBOWITZ
                                          LEONARD MILLER (until October 31,
                                          1997)

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Arnold P. Rosen, who is the Chairman of our Compensation Committee, was our Executive Vice President until his retirement in 1977.

                               PERFORMANCE GRAPH

     The following graph compares the five year cumulative total return of our Common Stock, assuming the reinvestment of dividends, with the Dow Jones Equity Market Index and the Dow Jones Home Construction Index:

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
                         FISCAL YEAR ENDING NOVEMBER 30
                                  (1993 = 100)

                                         LENNAR         DOW JONES EQUITY      DOW JONES HOME
                                       CORPORATION        MARKET INDEX      CONSTRUCTION INDEX
1993                                       100                 100                 100
1994                                        79                 101                  69
1995                                       113                 138                 112
1996                                       133                 176                 106
1997                                       258                 227                 161
1998                                       274                 280                 159

     The graph assumes $100 invested on November 30, 1993 in Lennar Common Stock, the Dow Jones Equity Market Index and the Dow Jones Home Construction Index with the reinvestment of all dividends, including the Company's distribution to shareholders of LNR Property Corporation common stock on October 31, 1997. For the purpose of this chart, the LNR distribution is treated as a nontaxable cash dividend that would have been converted to additional Lennar shares.

              PROPOSAL TO AUTHORIZE PARTICIPATING PREFERRED STOCK

     Our stockholders are being asked to vote upon a proposal to amend our Certificate of Incorporation so we will be authorized to issue up to 100,000,000 shares of a new Participating Preferred Stock. The text of a proposed Amended and Restated Certificate of Incorporation, with the proposed amendment shown in italics, is Exhibit 1 to this Proxy Statement.

Background

     Currently we have two classes of outstanding stock, Common Stock and Class B Common Stock. Our Board of Directors can also authorize us to issue up to 500,000 shares of Preferred Stock with whatever rights, preferences and qualifications it deems appropriate, but it has not done so. Our Common Stock is listed on the New York Stock Exchange and is widely held. More than 99% of our Class B Common Stock is owned by Leonard Miller, one of our founders, through family partnerships.

     The principle differences between the Common Stock and the Class B Common Stock are that (a) each share of Class B Common Stock is entitled to ten votes on each matter submitted to a vote of the common stockholders, while each share of Common Stock is entitled to only one vote, (b) the cash dividends, if any, paid with regard to a share of Class B Common Stock in a year cannot be more than ninety percent of the cash dividends, if any, paid with regard to a share of Common Stock in that year, (c) Class B Common Stock cannot be transferred, except to a limited group of Permitted Transferees (primarily close relatives of the Class B stockholder, fiduciaries for the Class B stockholder or for close relatives, and entities of which the Class B stockholder or close relatives are majority owners), (d) Class B Common Stock may at any time be converted into Common Stock, but Common Stock may not be converted into Class B Common Stock,
(e) amendments to provisions of our Certificate of Incorporation relating to the Common Stock or the Class B Common Stock require the approval of a majority of the shares of Common Stock which are voted with regard to them (as well as a majority in voting power of all the outstanding Common Stock and Class B Common Stock combined) and (f) a merger or similar transaction in which the holders of the Class B Common Stock receive per share consideration which is different from the per share consideration received by the holders of the Common Stock must be approved by the holders of a majority of the outstanding Common Stock, as well as receiving whatever other approval may be required by law. In addition, under Delaware law, certain matters affecting the rights of holders of Class B Common Stock may require approval of the holders of the Class B Common Stock voting as a separate class. However, if at any time the outstanding Class B Common Stock is less than 10% of the outstanding Common Stock and Class B common Stock taken together, the Class B Common Stock will automatically be converted into Common Stock, and we no longer will be authorized to issue Class B Common Stock.

     Our Certificate of Incorporation was amended in 1987 to authorize the issuance of Class B Common Stock. At that time, we gave the holders of the outstanding Common Stock the right, for a limited period, to convert each share of Common Stock they held into one share of Class B Common Stock. Our Certificate of Incorporation provided that after the end of that conversion period, we could not issue any shares of Class B Common Stock except as a dividend or distribution with regard to outstanding shares of Class B Common Stock.

Reasons for Authorization to Issue Participating Preferred Stock

     In the Proxy Statement by which we asked our stockholders to authorize us to issue Class B Common Stock, we said:

          Leonard Miller is one of the two co-founders of the Company, and has been the largest stockholder of the Company since it was founded.
     Mr. Miller has been principally responsible for the Company's business philosophy, which has included foregoing some possible profits during high points in the home building cycle to protect the Company against some of the negative effects of downturns in the home building cycle.
     The Company is considering the possibility of raising additional capital shortly (possibly before the Annual Meeting of Stockholders), which might be done by selling Common Stock or convertible debentures, and the Company might at some time want to issue additional Common Stock in connection with stock dividends, stock splits or acquisitions (although no acquisitions involving the issuance of stock are currently under consideration). If the stockholders approve the proposed amendment to the Certificate of Incorporation, the Company will have 21,109,212 shares of authorized Common Stock which would be available for issuance for these or other purposes. However, if the Company were to issue a substantial number of additional shares of Common Stock, and by doing that reduce the percentage of the outstanding stock owned by the management of the Company, and in particular by Mr. Miller, the Company might become vulnerable to efforts by people to take over control of the Company without approval of, or negotiation with, the Company's Board of Directors. Issuance of the proposed Class B Common Stock would avoid this, at least as long as Mr. Miller or members of his family continue to own a significant amount of the Class B Common Stock he [received] on conversion of his Common Stock. Thus, issuance of the Class B Common Stock would make it possible for the Company to sell Common Stock, issue debt securities which are convertible into Common Stock and use Common Stock for acquisitions, without, as long as Mr. Miller owns a significant amount of Class B Common Stock, exposing the Company to the possibility of a change in control which is not approved by its Board of Directors and its principal stockholder. While the Board of Directors realizes that a change of control could result in short-term benefits to the Company's stockholders, whether because of a tender offer at a price which is higher than the then market price or because of an effort to increase the Company's short-term profits (see "Possible Adverse Consequences"), the Board of Directors believes it will be in the best interests of the Company and its stockholders to make it necessary for anyone attempting to take control of the Company to negotiate with the Company's Board of Directors and its principal stockholder, because those negotiations will make it possible for the Board of Directors and Mr. Miller to attempt to obtain the maximum possible price for the stockholders, and to prevent a transaction which it or he believes is not fair to the stockholders.

     Our Board of Directors still believes it is important, and in the best interests of our stockholders, that Leonard Miller and his family (including Stuart Miller, who currently is our President and Chief Executive Officer) be able to cast a majority, or nearly a majority, of the votes with regard to matters which are presented to our stockholders. However, as noted above, our Certificate of Incorporation provides that if at any time the number of outstanding shares of Class B Common Stock is less than 10% of the outstanding Common Stock and Class B Common Stock taken together, the Class B Common Stock will automatically be converted into Common Stock. Currently, the Class B Common Stock is approximately 17% of the outstanding Common Stock and Class B Common Stock taken together (there are 48,321,214 shares of Common Stock and 9,848,562 shares of Class B Common Stock outstanding). However, we have outstanding Zero Coupon Senior Convertible Debentures which are convertible into a total of 6,105,104 shares of Common Stock and we have outstanding stock options which entitle, or in the future may entitle, the holders to purchase a total of 3,660,117 shares of Common Stock. Therefore, if we were to issue an additional 30,550,624 shares of Common Stock in public offerings, in connection with acquisitions or otherwise, even if there are no future conversions of Class B Common Stock into Common Stock, the Class B Common Stock could be (and if we issued an additional 40,315,845 shares of Common Stock in public offerings, in connection with acquisitions or otherwise, the Class B Common Stock definitely would be) less than 10% of the outstanding Common Stock and Class B Common Stock taken together and the Class B Common Stock would automatically be converted into Common Stock. If that occurred, the voting power of the stock Leonard Miller owns through his family partnerships would be reduced to less than ten percent.

     Although our Board of Directors believes it is in our best interests and in the best interests of our stockholders that Leonard Miller and members of his family continue to have voting control of us, our Board of Directors also feels it is important that we be able to use stock in connection with acquisitions and that we be able to raise funds by selling stock or convertible securities. During fiscal 1997 and 1998, we issued a total of 20.5 million shares of Common Stock in connection with acquisitions of companies which owned and were building on properties in California and neighboring states and other companies. Those transactions were a key factor in our becoming one of the largest single family homebuilders in California only three years after we initially entered that market. During fiscal 1998 we also raised more than $200,000,000 by selling Zero Coupon Senior Convertible Debentures on which we will not be required to pay interest or similar amounts for at least five years and which have a yield to maturity of only 3.875%. Finally, during fiscal 1998, we sold Common Stock for more than $36 million.

     Our Board of Directors approved the proposed amendment to our Certificate of Incorporation authorizing us to issue up to 100,000,000 shares of Participating Preferred Stock so we can use Participating Preferred Stock in connection with acquisitions, and can make offerings of Participating Preferred Stock, without creating the possibility that the Class B Common Stock will automatically be converted into Common Stock. The Participating Preferred Stock will be identical with the Common Stock in every way, except that (a) no dividends may be paid with regard to the Common Stock in a calendar year until the holders of the Participating Preferred Stock have received a total of $.0125 per share, then no dividends may be paid in that year with regard to the Participating Preferred Stock until the holders of the Common Stock have received dividends totaling $.0125 per share, and then any additional dividends in the year will be paid on an equal per share basis to the holders of the Participating Preferred Stock and of the Common Stock, (b) if we are liquidated, none of our assets may be distributed to the holders of the Common Stock until the holders of the Participating Preferred Stock have received assets totaling $10 per share, then no assets may be distributed to the holders of the Participating Preferred Stock until the holders of the Common Stock have received assets totaling $10 per share, and then any further liquidating distributions will be made on an equal per share basis to the holders of the Participating Preferred Stock and of the Common Stock, and (c) holders of Participating Preferred Stock will vote separately on corporate actions which would change the Participating Preferred Stock or would cause the holders of the Participating Preferred Stock to receive consideration in a merger or similar transaction which is different from the consideration received by the holders of the Common Stock.

     The Board of Directors believes that, so long as the dividends on the Common Stock and the Participating Preferred Stock are substantially in excess of $.0125 per year (last year the dividends on our Common Stock totaled $.05 per share) and the assets which would be available for distribution to our stockholders if we were liquidated appear to be significantly more than $10 per share (our stockholders' equity at November 30, 1998 was $12.31 per share), the value of a share of Participating Preferred Stock should be approximately the same as the value of a share of Common Stock. Therefore, we should be able to use Participating Preferred Stock for acquisitions and securities offerings in much the same manner as we could use Common Stock. However, because the Participating Preferred Stock is neither Common Stock nor Class B Common Stock, issuing Participating Preferred Stock will not increase the likelihood that the Class B Common Stock will automatically be converted into Common Stock.

Other Modifications Effected by the Proposed Amendment

     As you will see when you review the proposed Amended and Restated Certificate of Incorporation (which is Exhibit 1 to this Proxy Statement), there are some provisions which will help ensure that, except as described above, the Participating Preferred Stock will be the same as the Common Stock. There also are a few minor language changes which are intended to ensure that similar concepts are described with similar words throughout our Certificate of Incorporation, but which we believe will not make any substantive change in our Certificate of Incorporation.

Vote Required

     Approval of the proposed amendment to our Certificate of Incorporation requires the affirmative vote of (a) the holders of the Common Stock and the Class B Common Stock voting together without regard to class (with the Common Stock having one vote per share and the Class B Common Stock having ten votes per share), (b) the holders of a majority of the shares of Common Stock which are voted with regard to the proposal and (c) the holders of a majority of the shares of Class B Common Stock which are voted with regard to the proposal. Leonard Miller has stated that his family partnerships will vote in favor of the proposal. Therefore, the proposal will be approved by the holders of the outstanding Common Stock and Class B Common Stock voting together without regard to class, and by the holders of the outstanding Class B Common Stock. However, the amendment will not be adopted unless it is also approved by the holders of a majority of the shares of Common Stock which are voted with regard to it.

THE BOARD OF DIRECTORS RECOMMENDS THAT OUR STOCKHOLDERS VOTE FOR THE PROPOSED AMENDMENT.

                                 OTHER MATTERS

     Our management does not know of any matters other than those described in this proxy statement which will be presented for action at the meeting. If any other matters properly come before the meeting, or any adjournments, the person or persons voting the management proxies will vote them in accordance with their best judgment.

AUDITORS

     Deloitte & Touche LLP audited our financial statements for the year ended November 30, 1998. We expect representatives of that firm to be present at the Annual Meeting of Stockholders to answer questions. We will give them an opportunity to make a statement if they wish to do so.

     The Board of Directors has not at this time selected an accounting firm to audit our financial statements for the year ending November 30, 1999. We will discuss the selection at meetings of the audit committee and of the Board of Directors to be held after our April 6, 1999 Annual Meeting of Stockholders.

STOCKHOLDERS' PROPOSALS FOR NEXT YEAR'S ANNUAL MEETING

     We must receive proposals which stockholders wish to be included in next year's Proxy Statement at our principal executive offices at Seven Hundred N.W. 107th Avenue, Miami, Florida 33172 no later than November 9, 1999.

                                          By Order of the Board of Directors

                                          DAVID B. McCAIN
                                          Secretary

Dated:  March 8, 1999

                                                                       EXHIBIT 1

         PROPOSED PROVISION OF CERTIFICATE OF INCORPORATION RELATING TO
                         PARTICIPATING PREFERRED STOCK

     (a) Voting Rights and Powers

     With respect to all matters upon which stockholders are entitled to vote or to which stockholders are entitled to give consent, (1) the holders of the outstanding shares of Participating Preferred Stock, the holders of the outstanding shares of Common Stock and the holders of the outstanding shares of Class B Common Stock will vote together without regard to class, and (2) each holder of record of Participating Preferred Stock will be entitled to one vote for each share of Participating Preferred Stock held in the holder's name, except that (i) any amendment to this Certificate of Incorporation which would change the number of authorized shares, the par value or the voting rights of, the restriction on dividends upon, or any other provision of this Certificate of Incorporation relating to, the Common Stock, the Class B Common Stock or the Participating Preferred Stock, in addition to being adopted as required by law, must be approved by the affirmative vote of a majority of the shares of Participating Preferred Stock and Common Stock, voting together without regard to class, which are voted with regard to the amendment and (ii) in addition to any other vote required by this Certificate of Incorporation, the Corporation's by-laws, by any rule of any securities exchange or otherwise, any merger, consolidation or other business combination involving the Corporation (x) will require the affirmative vote of a majority of the shares of Participating Preferred Stock which are voted with regard to the transaction, unless the type and amount of the consideration received by the holder of a share of Participating Preferred Stock in the transaction is the same as that received by the holder of a share Common Stock and (y) will require the affirmative vote of a majority of the shares of Participating Preferred Stock and Common Stock, voting together without regard to class, which are voted with regard to the transaction, unless the type and amount of the consideration received by the holder of a share of Participating Preferred Stock in the transaction is the same as that received by the holder of a share of Class B Common Stock; provided however, that if stockholders are given the right to elect among different kinds of consideration in a business combination, the holder of a share of Participating Preferred Stock will be deemed to receive the same type and amount of consideration as the holder of a share of stock of another class if the holder of a share of Participating Preferred Stock is given the same rights of election (including without limitation proration rights) as the holder of a share of stock of the other class.

     (b) Dividends and Distributions.

     (1) Cash Dividends. No cash dividends may be paid in a calendar year with regard to a share of a Common Stock or with regard to a share of Class B Common Stock until cash dividends totaling $0.0125 per share have been paid, or declared and set aside for payment, in that year with regard to each outstanding share of Participating Preferred Stock. After dividends totaling $0.0125 per share have been paid, or declared and set aside for payment, in a calendar year with regard to each outstanding share of Participating Preferred Stock, no further cash dividends may be paid in that year with regard to a share of Participating Preferred Stock until dividends totaling $0.0125 per share have been paid, or declared and set aside for payment, in that year with regard to each outstanding share of Common Stock. Any dividends in excess of $0.0125 per share paid in a calendar year to the holders of the Participating Preferred Stock or the holders of the Common Stock will be paid with regard to the shares of both those classes on an equal per share basis without regard to class.

     (2) Other Dividends and Distributions. Each dividend or distribution made to the holders of the Participating Preferred Stock, the Common Stock or the Class B Common Stock, other than cash dividends or distributions upon liquidation of the Corporation, will be distributable to the holders of the Participating Preferred Stock, the Common Stock and the Class B Common Stock without regard to class, except that in the case of dividends or other distributions payable in stock of the Corporation, other than Preferred Stock, the stock distributed with respect to the Participating Preferred Stock will be additional shares of Participating Preferred Stock, the stock distributed with regard to the Common Stock will be additional shares of Common Stock and the stock distributed with regard to the Class B Common Stock will be additional shares of Class B Common Stock.

     (c) Stock Splits, Stock Dividends and Share Consolidations.

     The Corporation may not (i) pay a dividend with regard to its Participating Preferred Stock in additional shares of Participating Preferred Stock, or divide or consolidate its outstanding Participating Preferred Stock into a greater or lesser number of shares, unless it pays the same dividend with regard to its Common Stock (but payable in additional shares of Common Stock instead of additional shares of Participating Preferred Stock) or divides or consolidates its outstanding Common Stock in the same manner in which it divides or consolidates its Participating Preferred Stock or (ii) pay a dividend with regard to its Common Stock in additional shares of Common Stock, or divide or consolidate its outstanding Common Stock into a greater or lesser number of shares, unless it pays the same dividend with regard to its Participating Preferred Stock (but payable in additional shares of Participating Preferred Stock instead of additional shares of Common Stock) or divides or consolidates its outstanding Participating Preferred Stock in the same manner in which it divides or consolidates its Common Stock.

     (d) Liquidation.

     No assets of the Corporation may be distributed upon liquidation of the Corporation to the holders of shares of Common Stock or Class B Common Stock until the holders of the Participating Preferred Stock have received liquidating distributions totaling $10.00 per share. When the holders of the Participating Preferred Stock have received liquidating distributions totaling $10.00 per share, no further assets of the Corporation may be distributed to the holders of the Participating Preferred Stock upon liquidation of the Corporation until the holders of the Common Stock have received liquidating distributions totaling $10.00 per share. Any liquidating distributions in excess of $10.00 per share to the holders of the Participating Preferred Stock or the holders of the Common Stock will be made to the holders of both those classes on an equal per share basis without regard to class. If assets distributed upon liquidation of the Corporation are other than cash, the amount distributed to the holders of the Participating Preferred Stock or the Common Stock will include the value of the non-cash assets as determined in good faith by the Board of Directors of the Corporation.

     (e) Other Rights.

     Except as otherwise provided in the Corporation's Certificate of Incorporation or provided by law, each share of Participating Preferred Stock and each share of Common Stock will have identical rights, powers, preferences and restrictions, and copies of all reports and other communications which are sent by the Corporation to the holders of the Common Stock must also be sent to the holders of the Participating Preferred Stock.

                                  [LENNAR LOGO]

                              700 N.W. 107TH AVENUE
                              MIAMI, FLORIDA 33172

                          PROXY FOR 1999 ANNUAL MEETING
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     By signing this proxy, the stockholder of Lennar Corporation appoints Leonard Miller, Stuart A. Miller, David B. McCain, or any one or more of them present, with full power of substitution, as attorneys and proxies of the stockholder to appear at the Annual Meeting of the Stockholders of LENNAR CORPORATION to be held at the Doral Park Golf and Country Club, 5001 N.W. 104 Avenue, Miami, Florida on Tuesday, April 6, 1999, and at any and all adjournments of that meeting, and to act for the stockholder and vote all shares of Common Stock of LENNAR CORPORATION standing in the name of the stockholder, with all the powers the stockholder would possess if personally present at the meeting, as follows on the reverse side.

                   (continue and to be signed on other side)

                                   DETACH HERE


Please mark
votes as in
this example.

     THE BOARD OF DIRECTORS SOLICITS THIS PROXY. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL THE LISTED NOMINEES FOR ELECTION OF DIRECTORS AND FOR APPROVAL OF THE AMENDMENT TO THE CERTIFICATE OF INCORPORATION.



1.       ELECTION OF DIRECTORS:
     NOMINEES:  Reuben S.  Leibowitz,  Stuart A. Miller and
     Steven J. Saiontz
     For          Withheld
     [ ]           [ ]

     [ ]
         ------------------------------------------
         For all nominees except as noted above


2.   Approval   of   an   Amendment   to   Lennar
     Corporation's  Certificate of  Incorporation
     to Authorize  Issuance of up to  100,000,000
     Shares of Participating Preferred Stock

For         Against       Abstain
[ ]           [ ]           [ ]



3. In their discretion the Proxies are authorized to vote upon such other business as may properly come before the meeting.


For         Against       Abstain
[ ]           [ ]           [ ]


                               MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT

                               PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE

                               Please sign exactly as name appears as left.

                               When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by an authorized person.

Signature:                     Date:
          ------------------        -----------------
Signature:                     Date:
          ------------------        -----------------